Exhibit 5

Gerald Einhorn

1751 East Oakridge Drive

Salt Lake City, Utah 84106

        Telephone (801) 575-8073, Ext. 102

Facsimile (801) 575-8092

February 26, 2007

Nora Coccaro, Chief Executive Officer

Providence Resources, Inc.

2610 – 1066 West Hastings Street

Vancouver, British Columbia V6E 3X2

I am an attorney at law, admitted to practice in the State of New York, and have been requested to provide an opinion in respect to Texas law as to whether Providence Resources, Inc. (“Providence”) has legally issued a total of 12,669,920 fully paid and non-assessable common shares and 6,523,150 common shares underlying warrants which, when issued by Providence in accordance with the terms of the warrants, will be validly issued, fully paid, and non-assessable, in accordance with Texas corporate law.

In this connection I have examined and/or discussed the following documents provided by you:

1.     Articles of Incorporation filed February 17, 1993 for GFB Alliance Services, Inc.

    2.        Articles of Amendment to Articles of Incorporation, filed July 24, 1997.

    3.        Articles of Amendment to Articles of Incorporation of World Staffing II, Inc., filed November 3, 1998.

    4.        Amended and Restated Articles of Incorporation of WattMonitor, Inc., filed May 13, 1999.

    5.        Articles of Amendment to the Amended and Restated Articles of Incorporation of Healthbridge, Inc., dated July 18, 2003.

    6.        Articles of Amendment to the Amended and Restated Articles of Incorporation of Heathbridge, Inc., dated September 29, 2006.

    7.        Bylaws of Providence.

    8.        Amended and Restated Bylaws of Providence, dated October 17, 2006.

    9.        Registration Statement on Form SB-2 to be filed by Providence under the Securities Act of 1933, as amended.

10.     Subscription Agreements relating to the purchase of shares and warrants.

In addition, I have obtained from the Texas Secretary of State and the State Comptroller by telephone the status of Providence as an active corporation with franchise taxes paid through May 15, 2007, all as of February 26, 2007.

Based upon the foregoing documents and my opinion as to Texas corporate law, I conclude the following:

1.	Providence was incorporated on February 17, 1993 in accordance with the Texas Business Corporation Act (“TBCA”) and is active and in good standing as of February 26, 2007.

2.

Providence is authorized to issue 100 million shares of common stock, par value $0.0001. The issuance of 19,193,070 shares and shares underlying warrants is therefore within the limits of its legal authorization.

3.

Providence has no restriction or control of share ownership or transfer in the Articles of Incorporation or Bylaws, of the types contemplated by Article 2.22 (rights of refusal/mandatory purchases) or Article 2.22-1 (preemptive rights) of the TBCA. Similarly the Subscription Agreements referred to in Number 10 hereinabove contain no such restrictions on ownership or transfer.

4.	Article 2.21 of the TBCA states generally that corporate stock is non-assessable.

5.

Therefore, it is my opinion, that under Texas corporate law, Providence’s 12,669,920 issued and outstanding common shares are legally issued, fully paid, and non-assessable, and that when issued by Providence in accordance with the terms of the warrants, the 6,523,150 common shares underlying the warrants will be legally issued, fully paid, and non-assessable.

The following qualifications and conditions apply to this opinion:

1.	This opinion does not address the legality of any transaction other than the issuance and transfer of the stock which is the subject of this opinion.

2.	This opinion does not address Providence’s compliance with the Securities Act of 1933 or with the securities laws of any other jurisdiction.

3.	This opinion does not address Providence’s financial condition, its future prospects or the present and future value of its stock.

4.

This opinion does not address the reasonableness or adequacy of any consideration paid for the issuance of its stock. Rather, the opinion assumes that Providence received full payment of agreed consideration, which had a value in excess of the par value of the stock.

5.	This opinion assumes that all documents forming the basis of the opinion are genuine and have not been since modified or replaced.

6.

This opinion assumes that there is no agreement amongst shareholders which creates a restriction on ownership or transfer of stock of the type contemplated by Article 2.22 or Article 2.22-1 of the TBCA.

7.	This opinion does not address the accuracy of Providence’s stock books or other ownership records, or any question of stock ownership or title.

You may attach this opinion as an exhibit to your Registration Statement to be filed with the U.S. Securities and Exchange Commission.

Sincerely,

/s/ Gerald Einhorn

Gerald Einhorn

Member, New York State Bar